                                                                   EXHIBIT 99.1


[EGL LOGO APPEARS HERE]                                 World Headquarters
                                                        15350 Vickery Drive
                                                        Houston, TX  77032

                                                        Elijio Serrano
                                                        Chief Financial Officer
                                                        281-618-3665

                                                                   NEWS RELEASE
===============================================================================

FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 16, 2003

               EGL, INC. CONFIRMS EARNINGS GUIDANCE AND ANNOUNCES
                   WEBCAST OF INSTITUTIONAL INVESTORS MEETING



HOUSTON, APRIL 16, 2003 - EGL, INC. (NASDAQ: EAGL) reaffirmed its first quarter and 2003 total year projections based on expectations of a stable global economy and environment. EGL expects first quarter diluted earnings per share to be $0.04-$0.06, compared to a loss in the same quarter last year of $0.08 per diluted share (which included a $0.09 per share charge on its investment in Miami Air and a one-time benefit of $0.03 per share from temporary salary reductions). For total year 2003, EGL expects diluted earnings per share between $0.65 to $0.75, compared to $0.20 in 2002.

EGL, Inc. plans to announce first quarter earnings on May 13, 2003.

EGL, Inc. plans to host a meeting in Houston, Texas for shareholders and the investing community on Thursday, April 17, 2003 beginning at 8:30 a.m. Central time to discuss its long-term business strategy. The meeting will be available through live webcast on the company's website, www.eaglegl.com, on the Investor Relations page.

                               -------------------

Houston-based EGL, Inc. operates under the name EGL Eagle Global Logistics. EGL is a leading global transportation, supply chain management and information services company dedicated to providing superior flexibility and fewer shipping restrictions on a price competitive basis. With 2002 revenues of $1.9 billion, EGL's services include air and ocean freight forwarding, customs brokerage, local pickup and delivery service, materials management, warehousing, trade facilitation and procurement, and integrated logistics and supply chain management services. The Company's shares are traded on the NASDAQ National Market under the symbol "EAGL".

                               -------------------


                              CAUTIONARY STATEMENTS

The statements in this press release (and statements in the conference referred to above) regarding projected first quarter and total year results, which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, general economic conditions, effect of cost-reductions and infrastructure improvements, results of litigation, the timing and effects of any


                                    -more-
improvements in the regions and industry sectors in which the Company's customers operate, competition, ability to manage and continue growth, and other factors detailed in the Company's 2002 Form 10-K, proxy statement/prospectus and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.


                                     ###